EXHIBIT NO. 16

                           SCHEDULE FOR COMPUTATION OF
                            PERFORMANCE QUOTATIONS OF
                                 RNC EQUITY FUND

                              TOTAL RETURN FORMULA


                               n
                         P(1+T)   = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable  value of a  hypothetical
                                    $1,000 payment made at the beginning of the 1-, 5- or 10-year periods at the end of the 1-, 5- or 10-year periods (or fractional portion thereof)


For the period starting November 1, 1997 and ended September 30, 1997:
                   0.83
      $1,000(1 + T)     = $1,237.50 or an annual compounded rate of 23.75%